CLOSER TO THE FUTURE December 20, 2006 Exhibit 99.3

Notice to Investors:
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Digitas Inc. (“Digitas”) common stock described in this press release has not commenced. At the time the offer is commenced an indirect, wholly owned subsidiary of
Publicis will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and Digitas will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer.
All of these materials will be sent free of charge to all stockholders of Digitas upon request by contacting
Digitas Investor Relations at 617.867.1988 or investors@digitasinc.com. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s
Website:www.sec.gov.
Statements in this document regarding the proposed acquisition of Digitas, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements the meaning of the Private Securities Litigation Re-form Act of 1995 that are based on management’s beliefs, certain assumptions and current expectations. Any statements that are not statements of historical fact (including statements containing the words “believes,” “will,” “plans,”
“anticipates,” “expects” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to satisfy the merger agreement conditions and consummate the transaction, the timing of consummation of the transaction, the ability of Publicis to successfully integrate Digitas’ operations and employees; the ability to realize anticipated synergies and cost savings; and the other factors described in Publicis’ Annual
Report on Form 10-K for the year ended December 31, 2005. Publicis disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

2 Publicis Groupe launches friendly offer to acquire Digitas A $1.3 billion transaction

3 A leader in the digital and interactive space A 100% digital integrated communication and marketing services group Digitas

Introduction
Digitas:
• 2006E Revenues of nearly $400 million
• One of the most successful players in the interactive field
• More than 2,000 additional talents
• A world-class client portfolio
• Strong and steady growth
A unique opportunity in the sector

DIGITAS

MODEM MEDIA

MBC Medical Broadcasting Company

Digitas, headquartered in Boston, founded in 1980 and publicly listed at the beginning of 2000, is the parent of three leading direct and digital marketing agencies:
• founded in 1980, direct marketing services,
CRM and e-CRM digital agency
• founded in 1987, one of the very first
interactive agencies
• founded in 1990, digital marketing services,
integrated marketing programs, specialized in
healthcare communications
Digitas at a glance

More than 2,050 talents spread between Boston, Norwalk,
New York, Chicago, Philadelphia, San Francisco and London
Laura Lang
President
Digitas LLC
Martin Reidy
President
Modem Media
David Kramer
CEO
MBC
Cella Irvine
CAO
David Kenny
CEO
Management and talents
Digitas Inc.

AstraZeneca
Wyeth
Pfizer
hp
Delta
P&G
Heineken
IBM
Boehringer Ingelheim
Whirlpool Home Appliances
LLOYD'S
THE HOME DEPOT
AARP
INTERCONTINENTAL HOTELS GROUP
WELLS FARGO
KRAFT
TimeWarner
cingular
AMERICAN EXPRESS
GM
Bristol-Myers Squibb

7 Top 20 clients

Digitas
Financial Highlights (in $ million)
Revenues and Growth (%)
EBITA and Margin (%)
A growing revenue base
And an operating margin of 10.7% in 2006
(2)
(1) Source: Thomson Consensus as at December 19 2006
(2) EBITA presented post restructuring expenses ($2.4 million in 2006E) and stock-based compensation ($9.0 million in 2006E)
209.5 251.6 340.5 390.0
na 20.1% 35.3% 14.5%
2003A 2004A 2005A 2006E(1)
17.6 31.2 40.3 41.7
8.4% 12.4% 11.8% 10.7%
2003A 2004A 2005A 2006E(1)

The digital communication market:
• Size of the market in 2006: $24 billion
• Growth rate in 2007: +28%
• Estimated size in 2009: $43 billion
Investments in digital communication will represent:
• In 2006: 6% of world advertising spending
• In 2010:
–
10% of world advertising spending
–
Over 10% of advertising spending in the United States,
United Kingdom, Japan, Korea, Taiwan, Australia,
Canada, Israel, Norway, Sweden …
Why Digitas ?
Digital Communication: what is at stake?

Digital and interactive represent an increasing portion of advertisers’
communication plans
The role of the Internet and mobile communications in the
development of e-commerce and m-commerce
The leading role of digital marketing in certain sectors: financial services, tourism, mail-order, leisure and transportation
The important role of digital in the automotive industry, healthcare, new technologies, …
A fundamental and irreversible evolution
A significant growth driver for communication groups
A strong and comprehensive digital and
interactive offer has become vital
Why Digitas ?

The Transaction

The Transaction
The deal
• Publicis Groupe launches a friendly offer to acquire 100% of the shares of Digitas
Description of the offer:
• Cash Tender Offer of $13.50 for each Digitas share
Amount of the transaction:
• $1,295 million (€981 million), taking into account the fully diluted capital
Key Points

Publicis Group will launch a Two-step Cash Tender Offer for 100%
of Digitas securities. This offer will be shortly filed with the U.S.
Securities and Exchange Commission
The commencement of the offer is expected to take place before the end of December 2006 and the offer will remain open for 20 business days
If all conditions to the offer are satisfied, including the tender of a majority of the fully diluted shares of Digitas, Publicis Groupe will purchase all of the shares tendered. The balance of the Digitas shares would be acquired in one of two ways
• If at least 90% of the outstanding shares are purchased in the offer, a “short form merger” would be completed in
February 2007
• If more than 50% but less than 90% of the shares are
tendered into the offer, a shareholders meeting of Digitas
will be necessary and a “long form merger” would be
completed late in the first quarter or early in the second
quarter of 2007
The Transaction
A 2-step process

The Strategic Rationale

15 Publicis Groupe + Digitas = A world leader in digital marketing services The Strategic Rationale

Today, digital and interactive is present in all of Publicis Groupe’s activities (advertising networks, media agencies, healthcare communications, direct marketing)
Technology is evolving and creating the need to have additional entities 100% focused on the digital/interactive/mobile world
Several internal developments including the launch of Denuo
2006: more acquisitions contributing to the development of digital expertise:
• Solutions (India)
• Betterway (China)
• Pôle Nord (France)
• Moxie Interactive (USA)
The major step: Digitas
The Strategic Rationale
Publicis Groupe’s digital strategy

To provide the most comprehensive digital offer in the most
important market in the world
To increase the share of marketing services in the overall revenue mix: 34% of its revenues in SAMS with the Digitas transaction, compared to 28% currently, and share of digital
communication/CRM at nearly 15%
To benefit from the strongest growth opportunity in the most promising segment of the coming years and to arm itself with a new growth driver
To increase its human and creative capital with a branch entirely dedicated to digital, making it even more attractive to new talents
To deepen and widen its global presence in this sector, by launching
Digitas brands in key markets
The Strategic Rationale
The acquisition of Digitas would enable
Publicis Groupe

A solid portfolio of clients, complementary to those of Publicis
Groupe
Reinforcing its position as global leader in healthcare
communications, a key sector for Publicis Groupe with Medical
Broadcasting LLC
Technological and trade agreements with the most powerful search engines in the world: Google, Yahoo! and MSN, three who represent
85% of the trade activity of key word searches
A unique combination of talents in the digital sector
The Strategic Rationale
Digitas, the best strategic opportunity for
Publicis Groupe

For Publicis Groupe shareholders:
• A price which compares favorably with multiples of Digitas’
peers
— 2.7x 2007E revenues
(1)
— 16.2x 2007E EBITDA
(1)
• An accretive transaction on an EBITA per share (4% in 2007 and 6% in 2008) and accretive on a fully diluted EPS basis as early as 2008
— based on cautious cost synergies assumptions
— before any revenue synergies resulting either from
internationalization of Digitas services offering or from
cross fertilization of shared customer base between the
two groups
For Digitas shareholders:
• A price that offers a premium
– of 23.5% compared to the closing price on Dec. 19, 2006
– of 29.1% compared to the last 3 month average
The Strategic Rationale
A good transaction for both Publicis Groupe
and Digitas shareholders
(1) Based on Thomson Consensus 2007

Reinforcing the digital offer to Publicis Groupe clients
Enriching Publicis Groupe’s client portfolio
Activating Digitas’ capabilities on a global basis through Publicis
Groupe’s various entities
The Strategic Rationale
Operational synergies

Media operations technology development to serve all Publicis media agencies. Use of combined offerings to strengthen relationships with major portals and online media companies such as Google, Yahoo!
and MSN
Digital production savings by building capabilities to serve website and flash development across all Publicis Groupe agencies
Cross-selling opportunities into each other’s bases and international expansion opportunities for Digitas’ clients across Publicis Groupe’s global networks
The Strategic Rationale
Organizational synergies

Creation of a center of recruitment expertise
Unique digital training programme developed by Digitas and
applicable to all Groupe’s entities
Mixing cultures and enriching talents, and new career opportunities for all the employees in this field
The Strategic Rationale
Talent synergies

Public company costs (Compensation and related expenses,
insurance and professional fees)
Corporate infrastructure costs leveraging Publicis Groupe’s shared services such as finance, legal, and Information Technology
Potential real estate savings
The Strategic Rationale
Cost synergies

Publicis Groupe after the transaction
Segmentation of revenue by activity
Before After
SAMS 28%
Advertising
46%
Media 26%
SAMS 34%
Advertising
42%
Media 24%
After the transaction, Digital
and Interactive activities will
represent more than 15% of
Publicis Groupe’s revenue

Financial impact of the transaction

Financial Impact
Equity Value:
• $13.50 per share offer price x 85.8 million of shares =
$1,158 million (€877 million)
• Plus: 1.1 million of restricted shares rolled over into Publicis shares for a cost of $14.7 million (€11.2 million)
• Plus: 780,000 warrants and 13.5 million of options in-the-
money with a net cost of $122 million (€92 million)
(1)
$1,158 (€877) + 14.7 (€11.2)+ $122 (€92) = $1,295 (€981)
Transaction Amount:
1€=1,3200$
(1) Net of proceeds from conversion
An Equity Value of $1,295 million (€981 million)

Financial Impact
Required Financing:
• Digitas’ restricted shares and options (vested and non-
vested) are converted into, respectively, Publicis’ shares and options and do not have to be funded
— Implies an attribution of 3.2 million of treasury shares
underlying the new options
(1)
— No new issuance of Publicis Groupe shares
• Only the warrants are paid at a cost of $9 million (€6 million)
• Less: Digitas’ cash estimated at $129 million (€98 million)
$1,158 (€877) + $9 (€6) -
$129 (€98) = $1,038 (€786)
1€=1.3200$
(1) Net of proceeds from conversion
A “cash” cost of $1,038 million (€786 million)
Transaction Amount

15.6% 11.8% 15.8% EBITA (%)
41,850 2,050 39,800 Staff
18.2% 14.8% 18.5% EBITDA (%)
719 44 684
Operating margin
(EBITA)
843 55 799
Operating profit before
depreciation (EBITDA)
4,614 370 4,317 Net revenues
Publicis Groupe
+
Digitas
(in € million)
Digitas
(1)
(in $ million)
Publicis Groupe
(in € million)
June 30, 2006
(last 12 months)
Publicis Groupe and Digitas Pro Forma
Financial Impact
1€=1.245$ (average rate on the period)
(1)
EBITDA and EBITA presented post restructuring expenses and stock-based compensation

Financial Impact
on financial ratios of Publicis Groupe:
• Publicis Groupe confirms that it maintains its financial policy within the limit of the ratios previously communicated to
market
• It also expects to return back in the limits of its financial ratios within 18 to 24 months
on the results of the Group:
• The transaction is expected to be accretive on EBITA per
share (4% in 2007 and 6% in 2008) and is expected to be
accretive on a fully diluted EPS basis as early as 2008
— with cautious assumptions in terms of cost synergies
— and before any revenues synergies
Impact of the transaction:

Publicis Groupe after the transaction
Objective:
Taking into account the synergies and the growth expected in 2007 and 2008, Publicis Groupe should be able to maintain its operating margin objective (16.7% in 2008) while integrating Digitas
Operating margin target by 2008 unchanged
at 16.7%

31 Publicis Groupe + Digitas Closer to the Future Publicis Groupe Post-merger

32 Viva La Difference

33